Exhibit 99.1

Corporate Statement Issued by Walmart Inc. dated June 28, 2022 in response to a Complaint filed by the Federal Trade Commission (the “FTC”) against the Company involving Money Transfer Services

A narrowly divided FTC brought this factually flawed and legally baseless civil lawsuit after the Chair refused Walmart the due process of hearing directly from the Company, and even the Justice Department refused to take this case to court.

Claiming an unprecedented expansion of the FTC’s authority, the agency seeks to blame Walmart for fraud that the agency already attributed to another company while that company was under the federal government’s direct supervision.

Walmart will defend the Company’s robust anti-fraud efforts that have helped protect countless consumers, all while Walmart has driven down prices and saved consumers an estimated $6 billion in money transfer fees.